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                                                                   EXHIBIT 10.10

                                SECOND AMENDMENT
                                       TO
                           ALLERGAN, INC. PENSION PLAN
                                 (RESTATED 2005)

     The ALLERGAN, INC. PENSION PLAN (RESTATED 2005) (the "Plan") is hereby amended as follows:

1.   Section 2.14 is amended to read in its entirety as follows:

          2.14 Earnings. "Earnings" shall mean the following:

          (a) Earnings shall include amounts paid during a Plan Year to an Employee by the Company for services rendered, including base earnings, commissions and similar incentive compensation, cost of living allowances earned within the United States of America, holiday pay, overtime earnings, pay received for election board duty, pay received for jury and witness duty, pay received for military service (annual training), pay received for being available for work, if required (call-in premium), shift differential and premium, sickness/accident related pay, vacation pay, vacation shift premium, and bonus amounts paid under the (i) Sales Bonus Program, (ii) Management Bonus Plan or Executive Bonus Plan, either in cash or in restricted stock, and (iii) group performance sharing payments, such as the "Partners for Success."

          (b) Earnings shall include amounts of salary reduction elected by the Employee under a Code Section 401(k) cash or deferred arrangement or a Code
     Section 125 cafeteria plan or a Puerto Rico Code Section 1165(e) cash or deferred arrangement, amounts deferred under the Executive Deferred Compensation Plan, and amounts paid to an Employee pursuant to a "split pay arrangement" between the Company and an Affiliated Company.

          (c) Earnings shall not include business expense reimbursements; Company gifts or the value of Company gifts; Company stock related options and payments; employee referral awards; flexible compensation credits paid in cash; special overseas payments, allowances and adjustments including, but not limited to, pay for cost of living adjustments and differentials paid for service outside of the United States (including Puerto Rico), expatriate reimbursement payments, and tax equalization payments; forms of imputed income; long-term disability pay; payment for loss of Company car; Company car allowance; payments for patents or for writing articles; relocation and moving expenses; retention and employment incentive payments; severance pay; long-term incentive awards, bonuses or payments; "Impact Award" payments; "Employee of the Year" payments; "Awards for Excellence" payments; special group incentive payments and individual recognition payments which are nonrecurring in nature; tuition reimbursement; and contributions by the Company under the Plan or distributions hereunder, any contributions or distributions pursuant to any other plan sponsored by the Company and qualified under Code Section 401(a) and/or Puerto Rico Code Section 1165 (other than contributions constituting salary reduction



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     amounts elected by the Employee under a Code Section 401(k) cash or deferred arrangement or a Puerto Rico Code Section 1165(e) cash or deferred arrangement), any payments under a health or welfare plan sponsored by the Company, or premiums paid by the Company under any insurance plan for the benefit of Employees.

          (d) For purposes of this Section and notwithstanding paragraph (a) above, (i) for periods on or after January 1, 2005, Earnings shall not include lump sum amounts paid to Employees under the Company's vacation buy-back policy, (ii) for periods beginning on or after January 1, 2003, if a Participant is not an Active Participant at any time during the month, he or she shall be deemed to have no Earnings for that month, (iii) for the period beginning on April 1, 2001 and ending on December 31, 2002, if a Participant is an Employee at any time during a month, Earnings for that month shall be the Earnings actually paid to the Participant during such month, and (iv) for periods prior to April 1, 2001, if a Participant is not an Employee for the entire month, he or she shall be deemed to have no Earnings for that month.

          (e) Earnings shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B), for purposes of determining all benefits provided under the Plan. Any cost-of-living adjustments in effect for a calendar year shall apply to the Plan Year beginning with or within such calendar year. For purposes of determining benefits provided under the Plan in a Plan Year beginning on or after January 1, 2002, Earnings for any prior Plan Year shall not exceed $200,000.

2.   Section 2.18 is amended to read in its entirety as follows:

          2.18 Eligible Retirement Plan. "Eligible Retirement Plan" shall mean
     (i) an individual retirement account or annuity described in Code Section 408(a) or 408(b), (ii) a qualified retirement plan described in Code
     Section 401(a) or 403(a) that accepts Eligible Rollover Distributions,
     (iii) an annuity contract described in Code Section 403(b) that accepts Eligible Rollover Distributions, and (iv) an eligible plan described in Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. Notwithstanding the foregoing, with respect to a Participant who is a resident of Puerto Rico, "Eligible Retirement Plan" shall mean a qualified retirement plan described in Code
     Section 401(a) or 403(a) that accepts Eligible Rollover Distributions and that is also a qualified plan under Puerto Rico Code Section 1165. The definition of Eligible Retirement Plan shall also apply in the case of an Eligible Rollover Distribution to a surviving spouse, or to a spouse or former spouse who is an Alternate Payee under a Qualified Domestic Relations Order (as defined in Article XIII). For purposes of the Puerto Rico Code, the definition of Eligible Retirement Plan shall also apply to any Beneficiary who is a resident of Puerto Rico.


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3.   Section 2.19 is amended to read in its entirety as follows:

          2.19 Eligible Rollover Distribution. "Eligible Rollover Distribution" shall mean any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution shall not include:

          (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary, or for a specified period of ten years or more;

          (b) any distribution to the extent such distribution is required under Code Section 401(a)(9);

          (c) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and

          (d) any other distribution that is reasonably expected to total less than $200 during the year.

          For purposes of this Section, `Distributee' shall mean any Employee or former Employee receiving a distribution from the Plan. A Distributee also includes the Employee or former Employee's surviving spouse and the Employee or former Employee's spouse or former spouse who is an Alternate Payee under a Qualified Domestic Relations Order (as defined in Article
     XIII) with regard to the interest of the spouse or former spouse.

          For purposes of the Puerto Rico Code, any distribution to a Distributee who is a resident of Puerto Rico shall be an Eligible Rollover Distribution. Also, for purposes of the Puerto Rico Code, a Distributee also includes any Beneficiary.

4. Article II is hereby amended by adding the following new Section 2.35 and renumbering the remaining Sections sequentially:

          2.35 Puerto Rico Code. "Puerto Rico Code" shall mean the Puerto Rico Internal Revenue Code of 1994 and the regulations thereunder. Reference to a specific Puerto Rico Code Section shall be deemed also to refer to any applicable regulations under that Section, and shall also include any comparable provisions of future legislation that amend, supplement or supersede that specific Section.

5.   Section 5.12 is amended in its entirety to read as follows:

          5.12 Compensation for Maximum Pension. For purposes of Sections 5.6 and 5.7, Compensation shall mean a Participant's earned income, wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services


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     actually rendered in the course of employment with the Company maintaining the Plan and shall be determined as described below:

          (a) Compensation shall include to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salespeople, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan as described in Regulation 1.62-2(c)).

          (b) Compensation shall include any elective deferral as defined in Code Section 402(g)(3) or Puerto Rico Code Section 1165(e), any amount which is contributed or deferred by the Company at the election of the Employee that is excludable from an Employee's gross income under Code Sections 125 or 457 and, for Plan Years beginning on or after January 1, 1998, any elective amount that is excludable from an Employee's gross income under Code Section 132(f)(4).

          (c) Compensation shall not include (i) any employer contributions to a plan of deferred compensation which are not included in the Employee's gross income for the taxable year in which contributed, (ii) any distributions from a plan of deferred compensation, (iii) any amounts realized from the exercise of a non-qualified stock option or when restricted stock or property held by the Employee becomes either freely transferable or is no longer subject to a substantial risk of forfeiture under Code Section 83 if such option, stock, or property was granted to the Employee by the Company, (iv) any amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option, (v) any contribution for medical benefits (within the meaning of Code Section 419(f)(2)) after termination of employment which is otherwise treated as an annual addition, and (vi) any amount otherwise treated as an annual addition under Code Section 415(l)(1).

          (d) Notwithstanding anything in the Plan to the contrary, Compensation shall be determined in accordance with Code Section 415(c)(3) as in effect for Plan Years beginning prior to January 1, 1998 where required by applicable law.

6.   Section 8.3 is amended to read in its entirety as follows:

          8.3 Irrevocability. The Company shall have no right or title to, nor interest in, the Company contributions made to the Fund, and no part of the Fund shall revert to the Company, except that on and after the Effective Date funds may be returned to the Company as follows:

          (a) In the case of a contribution which is made by a mistake of fact, such contribution may be returned to the Company within one year after it is made.


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          (b) In the case of a contribution conditioned on the initial qualification of the Plan under Code Section 401 (or any successor statute thereto), and the Plan does not initially qualify upon the filing of a timely determination letter request, such contribution may be returned to the Company within one year after the date of denial of the initial qualification of the Plan.

          (c) In the case of a contribution conditioned on the deductibility thereof under Code Section 404 (or any successor statute thereto), such contribution shall, to the extent such deduction is disallowed, be returned to the Company within one year after such disallowance.

          (d) In the case of a contribution conditioned on the initial qualification of the Plan under Puerto Rico Code Section 1165 (or any successor statute thereto), and the Plan does not initially qualify upon the filing of a timely determination letter request, such contribution may be returned to the Company within one year after the date of denial of the initial qualification of the Plan, provided, such return of such contribution does not cause the Plan to be disqualified under the Code.

          (e) In the case of a contribution conditioned on the deductibility thereof under Puerto Rico Code Section 1023(n) (or any successor statute thereto), such contribution shall, to the extent such deduction is disallowed, be returned to the Company within one year after such disallowance, provided, such return of such contribution does not cause the Plan to be disqualified under the Code.

     IN WITNESS WHEREOF, Allergan, Inc. hereby executes this Second Amendment to the Allergan, Inc. Pension Plan (Restated 2005) on this 6th day of March, 2006.

ALLERGAN, INC.


BY: /s/ Roy J. Wilson
    ------------------------------------
    Roy J. Wilson
    Executive Vice President


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